KeySpan Announces Management Changes

Brooklyn, NY January 24, 2002 - - KeySpan Corporation (NYSE:KSE) today announced the retirement, effective March 1, 2002, of Craig G. Matthews, Vice Chairman and Chief Operating Officer. Matthews, age 58, became Vice Chairman and COO in March 2001. He joined the company in 1965 and has held various management positions with increasing responsibility since that time.

"I've enjoyed my career of over 36 wonderful years with KeySpan and its predecessor companies," Mr. Matthews said. "The Company is healthy and well-positioned to achieve its growth strategy. I have confidence in the strength and leadership abilities of our senior management team. I wish them and all my fellow employees well."

Robert B. Catell, Chairman and Chief Executive Officer stated, "I have worked with Craig for many years and have valued his partnership. His management of the integration of LILCO and Eastern Enterprises is just one example of his important contributions to KeySpan. I will miss collaborating with him on a broad range of issues and I wish him well." Mr. Catell added, "We have had a management succession plan in place for some time which enables us to identify and cross train top executives within the Company. This will allow for a smooth transition over the next several years."

Mr. Matthews will continue to serve as a Director on the boards of several civic and charitable organizations including Polytechnic University, the Brooklyn Philharmonic Orchestra, and the Salvation Army. He will also remain a Director of the Houston Exploration Company.

KeySpan also announced the following organizational changes, effective March 1, 2002:

Mr. Gerald Luterman is promoted to Executive Vice President & Chief Financial Officer and will continue to report directly to Mr. Catell;

John F. Haran is promoted to Senior Vice President Gas Operations New York, reporting to Wallace P. Parker;

Lenore Puleo, Executive Vice President of Client Services, will report to Robert
J. Fani, President of KeySpan Energy Services and Supply;

Cassandra Schultz, VP and Chief Risk Officer, will report to Steven L. Zelkowitz, Executive VP and General Counsel; Gary Trezza, Acting Auditor, will continue to report directly to the Board of Directors, but administratively will report to Mr. Zelkowitz;

                                    - more -

Wallace P. Parker, Jr., President of KeySpan Energy Delivery, will report directly to Robert B. Catell, Chairman and CEO;

Cheryl T. Smith, Senior Vice President and Chief Information Officer will also report directly to Robert B. Catell, with a matrix report to John Caroselli, Executive Vice President Strategic Services.

A member of the S & P 500, KeySpan Corporation (NYSE: KSE) is the largest distributor of natural gas in the Northeast, with 2.4 million gas customers and more than 13,000 employees. KeySpan is also the largest investor-owned electric generator in New York State and operates Long Island's electric system under contract with the Long Island Power Authority for its 1.1 million customers. With headquarters in Brooklyn, Boston and Long Island, KeySpan manages a portfolio of service companies. They include: KeySpan Energy Delivery, the group of regulated natural gas utilities; KeySpan Home Energy Services, a full-service energy company for residential and small commercial customers; and KeySpan Business Solutions, a full-service energy company for business customers. KeySpan also has strategic investments in natural-gas exploration and production, pipeline transportation, distribution and storage, as well as Canadian gas processing and fiber-optic cable. For more information about the company, visit KeySpan's Web site at: http://www.keyspanenergy.com.